This filing is made pursuant to Rule 424(b)(2) under the Securities Act of 1933 in connection with Registration No. 333-71238.

Bonus Period Interest Rates

This is a supplement to the Prospectus dated February 11, 2002

Current Bonus Period Interest Rates for Renewable Unsecured Subordinated Notes
Offered by Onyx Acceptance Corporation

Interest Rates Effective
November 17, 2003 – December 22, 2003

PORTFOLIO
AMOUNT (1)	$1,000 - $4,999		$5,000 - $24,999		$25,000 - $49,999		$50,000 - $74,999		$75,000 - $99,999		Over $100,000

	Interest	Annual	Interest	Annual	Interest	Annual	Interest	Annual	Interest	Annual	Interest	Annual
NOTE TERM	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %

3 Month (2)	4.25%	4.34%	4.25%	4.34%	4.35%	4.45%	4.45%	4.55%	4.55%	4.65%	4.65%	4.76%
6 Month (2)	4.65%	4.76%	4.65%	4.76%	4.75%	4.86%	4.85%	4.97%	4.95%	5.07%	5.05%	5.18%
1 Year (3)	5.95%	6.13%	5.95%	6.13%	6.05%	6.24%	6.15%	6.34%	6.25%	6.45%	6.35%	6.56%
2 Year * (3)	7.60%	7.90%	7.85%	8.17%	7.95%	8.27%	8.05%	8.38%	8.15%	8.49%	8.25%	8.60%
3 Year * (3)	8.11%	8.45%	8.36%	8.72%	8.46%	8.83%	8.56%	8.94%	8.66%	9.04%	8.76%	9.15%
4 Year * (3)	8.25%	8.60%	8.50%	8.87%	8.60%	8.98%	8.70%	9.09%	8.80%	9.20%	8.90%	9.31%
5 Year (3)	8.45%	8.82%	8.45%	8.82%	8.55%	8.93%	8.65%	9.03%	8.75%	9.14%	8.85%	9.25%
10 Year (3)	8.95%	9.36%	8.95%	9.36%	9.05%	9.47%	9.15%	9.58%	9.25%	9.69%	9.35%	9.80%

* The interest rates highlighted reflect special bonus period interest rates. To qualify for these rates, the note(s) must: (i) have a principal amount of $5,000 or more; (ii) be of a two, three or four-year note term; and (iii) be purchased or renewed within the stated effective dates.

(1)	We determine the applicable portfolio amount at the time you purchase or renew a note by aggregating the principal amount of all notes issued by Onyx Acceptance Corporation that are currently owned by you and your immediate family members. Immediate family members include parents, children, siblings, grandparents and grandchildren. Members of a sibling’s family are also considered immediate family members if the holder’s sibling is also a noteholder.

(2)	The annual yield calculation assumes that:
a.	the term of the note is renewed sequentially for an entire year,
b.	the interest earned during each term is included in the principal amount for the next term,
c.	the listed interest rate is the interest rate for each term, and
d.	the accrued interest is paid annually.

(3)	The annual yield calculation assumes that accrued interest is paid annually.

The description in this prospectus supplement of the terms of these notes adds to the description of the general terms and provisions of the notes in the accompanying prospectus. Investors should rely on the description of the notes in this supplement if it is inconsistent with the description in the prospectus.

All principal and interest payments are administered electronically by Wells Fargo Bank Minnesota, N.A., the designated Paying Agent for the notes.